SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑	Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

The Advisory Board Company
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

July 25, 2008
Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the 2008 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, NW, Washington, D.C. 20037, on September 8, 2008, at 10:00 a.m., local time.

At the meeting, you will be asked to vote for the election of eight directors and to ratify the selection of the company’s independent registered public accounting firm. These matters are discussed in detail in the enclosed proxy statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope.

         Sincerely,

Frank J. Williams
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 8, 2008

The 2008 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, NW, Washington, D.C. 20037, on September 8, 2008, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following proposals, which are further described in the accompanying proxy statement:

1.	To elect eight directors to our Board of Directors, each to serve for a term expiring at our 2009 annual meeting or until their respective successors are duly elected and qualified or until their earlier resignation or removal; and

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

In addition, we will transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 18, 2008, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report for the fiscal year ended March 31, 2008 is enclosed with this notice.

We invite you to attend the annual meeting and vote in person. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy. If you cannot attend, to ensure that you are represented at the meeting, please date, sign and return the enclosed proxy card in the postage prepaid envelope.

    By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.
July 25, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Proxy Solicitation	1
Voting, Revocability of Proxies and Voting Procedure	1
Electronic Availability of Proxy Materials for 2008 Annual Meeting	2
Annual Report to Stockholders and Other Information	2
Important Notice Regarding Delivery of Stockholder Documents	3

Board Corporate Governance Matters	3
Board of Directors Meetings and Committees	3
Compensation Committee Interlocks and Insider Participation	4
Consideration of Director Nominees	4
Board of Directors Compensation	5
Director Independence	5
Related Transactions	6
Code of Ethics	6
Communications with the Board	6
Communications with the Audit Committee	6

PROPOSAL NO. 1 Election of Directors	6

Audit Committee Report	9

PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2009	10

Approximate Aggregate Fees Billed to us for Fiscal Years 2008 and 2007 by Ernst and Young LLP	10

Compensation Committee Report on Executive Compensation	12

Compensation Discussion and Analysis	12
Compensation Philosophy	12
The Annual Compensation Process	13
Elements of Total Compensation	14
Other Benefits	16
Tax and Accounting Considerations	16

Executive Compensation	17
Summary Compensation Table	17
Employment Agreements and Arrangements	17
Grants of Plan-Based Awards in Fiscal 2008	20
Outstanding Equity Awards at March 31, 2008	21
Option Exercises and Stock Vested in Fiscal 2008	22

Potential Payments Upon Termination of Employment or Change of Control	22

Security Ownership	24

Next Annual Meeting and Stockholder Proposals	26

Section 16(a) Beneficial Ownership Reporting Compliance	26

Other Matters	27

THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2008 annual meeting of stockholders (the “annual meeting” or the “meeting”) to be held at our principal executive offices at 2445 M Street NW, Washington, D.C. 20037, on September 8, 2008, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. The proxies will remain valid for use at any meetings held upon adjournment or postponement of the annual meeting. Except where the context otherwise requires, references to the “company”, “we”, “us”, “our” and similar terms refer to The Advisory Board Company.

This proxy statement and the accompanying notice and proxy card are first being mailed to our stockholders on or about July 25, 2008.

We will pay the costs of preparing, printing and mailing this proxy statement and the accompanying notice and proxy card and our 2008 annual report to stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged Proxy Express to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. Proxy Express and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors or employees for these activities.

Voting, Revocability of Proxies and Voting Procedure

Only holders of record of our common stock at the close of business on July 18, 2008 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the Record Date, we had 17,356,998 shares of common stock outstanding and entitled to receive notice of and to vote. If a majority of the shares outstanding on the Record Date are present at the annual meeting, either in person or by proxy, we will have a quorum at the annual meeting. Any shares represented by a proxy that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you may vote whether or not you plan to attend the annual meeting by completing, signing and dating the accompanying proxy card and returning it in the postage prepaid envelope enclosed for that purpose. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, at or before the taking of the vote at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described above.

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the meeting (either in person or by proxy), which means that the eight nominees with the most votes will be elected. Approval of Proposal No. 2 (ratification of the selection of the independent registered public accounting firm) requires approval by the holders of a majority of the shares of common stock present at the meeting (either in person or by proxy). In accordance with Delaware law, abstentions have the effect of a vote “against” any matter as to which they are specified, whereas broker non-votes are not considered votes cast and, therefore, will not affect the outcome of the vote on the matters presented at the meeting. The persons named as attorneys-in-fact in the proxies, Michael T. Kirshbaum and Evan R. Farber, were selected by the Board of Directors and are executive officers of The Advisory Board Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the matters specified in this proxy statement.

Electronic Availability of Proxy Materials for 2008 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 8, 2008.

This proxy statement, 2008 annual report to stockholders and Form 10-K for fiscal 2008 are available electronically on our website at www.advisoryboardcompany.com in the section titled “The Firm” with the subtitle “Investor Relations.”

Annual Report to Stockholders and Other Information

A copy of our 2008 annual report to stockholders, which contains our audited consolidated financial statements for the fiscal year ended March 31, 2008, accompanies this proxy statement. A copy of our Annual

Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC will be furnished without charge, without exhibits, to beneficial stockholders or stockholders of record upon request to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2008 Form 10-K is also available through the company’s website at www.advisoryboardcompany.com. The 2008 annual report to stockholders and the 2008 Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the proxy statement and our 2008 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report by contacting us at The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary.

BOARD CORPORATE GOVERNANCE MATTERS

Board of Directors Meetings and Committees

During fiscal 2008, the Board of Directors met nine times and took action by unanimous written consent twice. All directors attended 85% or more of the aggregate number of meetings of the Board and of the committees on which they served during fiscal 2008. The Board of Directors also meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal 2008. These sessions, which were attended only by the Board’s independent directors, were chaired by Kelt Kindick, our Lead Director.

The Board has three standing committees — the Audit Committee, the Compensation Committee and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter may be accessed via our website at www.advisoryboardcompany.com. We do not have a policy on director attendance at our annual meetings of stockholders. One director attended our most recent annual meeting of stockholders.

Audit Committee.  The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick and Mr. Neaman. Ms. Zumwalt serves as chair of the committee. The Audit Committee, among other things:

•	is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews with the independent registered public accounting firm and management our internal controls; reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each of the members of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ rules. The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met five times during fiscal 2008.

Governance Committee.  The members of our Governance Committee are Mr. Kindick, Mr. Casper, Mr. Grua, Mr. Neaman, Mr. Shapiro and Ms. Zumwalt. Mr. Kindick serves as chair of the committee. The Governance Committee, among other things:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each of the members of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal 2008.

Compensation Committee.  The members of our Compensation Committee are Mr. Shapiro, Mr. Casper, Mr. Grua and Mr. Kindick. Mr. Shapiro serves as chair of the committee.

The Compensation Committee, among other things:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and of directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each of the members of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met once during fiscal 2008. For additional information regarding the Compensation Committee’s procedures and processes for setting executive compensation, please see “The Annual Compensation Process” in the Compensation Discussion and Analysis below.

Compensation Committee Interlocks and Insider Participation

Messrs. Shapiro, Casper, Grua, and Kindick served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them have been an officer or employee of the company at any time, nor did they have a relationship requiring disclosure by the company under Item 404 of Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Compensation Committee or Board of Directors.

Consideration of Director Nominees

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information demonstrating their own stock ownership to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Stockholder recommended director candidates will be evaluated by the Governance Committee in the same manner as the Committee’s nominees.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. Mr. Musslewhite was elected to fill a newly-created vacancy on the Board effective May 8, 2008.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. The Board seeks to include directors with diverse experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment and the willingness to make a strong commitment to the company and its success. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets directors’ compensation under The Advisory Board Company 2005 and 2006 Stock Incentive Plan and such other arrangements as are deemed to be appropriate. For service on the Board, non-employee directors receive an annual award of options to purchase 10,000 shares of common stock and are paid a $15,000 annual retainer, except that Mr. Kindick is entitled to an annual award of options to purchase 25,000 shares of common stock and a $20,000 annual retainer in connection with his service as Lead Director. The stock options for service during fiscal 2008 were awarded in March 2007 and vested on November 15, 2007, the date of our 2007 annual meeting of stockholders at which such directors were reelected to the Board. To date, non-employee directors have received upon becoming a director an initial award of options to purchase 25,000 to 40,416 shares of our common stock.

Neither Mr. Williams nor Mr. Musslewhite, the two employee members of the Board, received additional compensation for their service on the Board.

The following table sets forth the compensation of our directors for fiscal 2008.

	Fees Earned or	Option
Name	Paid in Cash	Awards (1)	Total

Marc N. Casper	$15,000	$155,972	$170,972
Peter J. Grua	15,000	386,337	401,337
Kelt Kindick	20,000	389,931	409,931
Mark R. Neaman	15,000	155,972	170,972
Leon D. Shapiro	15,000	155,972	170,972
LeAnne M. Zumwalt	15,000	155,972	170,972

(1)	Amounts reflect the compensation cost for stock options recognized in fiscal 2008 for financial statement purposes in accordance with Financial Accounting Standards Board Statement of Accounting Standards No. 123(R), Share Based Payment (“FAS 123(R)”). The aggregate number of stock options held by each non-employee director at March 31, 2008 was as follows: Mr. Casper, 80,416; Mr. Grua, 25,000; Mr. Kindick, 145,000; Mr. Neaman, 60,416; Mr. Shapiro, 60,416; and Ms. Zumwalt, 75,416. The fair value of the option awards granted in March 2007 for service during fiscal 2008 was $17.30 per share.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the expertise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that none of the following directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an independent director as defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc. Marketplace Rules: Mr. Casper; Mr. Grua; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt. In assessing independence, the Board considered that Mr. Neaman is President and Chief Executive Officer of

Evanston Northwestern Healthcare Corporation, a provider of healthcare services that includes three hospitals, a 500-physician multi-specialty group practice, a foundation and a research institute and that is an academic affiliate of Northwestern University, where he holds a faculty position as a Senior Fellow. Evanston Northwestern Hospital is a member of several of our membership programs, and the fees received from Evanston Northwestern Healthcare Corporation represented less than 1% of the company’s total revenue during fiscal 2008.

Related Transactions

The Board is responsible for overseeing transactions with related persons that may require disclosure under applicable SEC rules, but the company has not adopted formal written policies and procedures for reviewing and approving these types of transactions. Since the beginning of the last fiscal year, there have not been any related persons transactions, except in connection with Evanston Northwestern Healthcare Corporation’s membership of several of our programs as described in greater detail above under “Director Independence.”

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available electronically on the company’s website at www.advisoryboardcompany.com in the section titled “The Firm” with the subtitle “Investor Relations” and “Corporate Governance.” To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors which shall constitute the whole Board of Directors shall be determined by a resolution of the Board. Our Board of Directors currently has eight members. At the annual meeting, we will nominate all of the current directors for re-election to the Board. The Board has determined that, if elected to serve another term on the Board, Mr. Williams will continue to serve as our Chairman of the Board, and Mr. Kindick will continue to serve as Lead Director.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy FOR the election of the nominees named below. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend or the Board may determine not to nominate or substitute and may reduce the size of the Board. Directors are elected by a plurality of the votes cast at the annual meeting.

Directors/Nominees

The following table shows the company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until his or her earlier death, resignation or removal.

			Director
Name of Director Nominee	Age(1)	Principal Occupation	Since(2)

Frank J. Williams	41	Chairman and Chief Executive Officer, The Advisory Board Company	2001
Robert W. Musslewhite	38	Director and Executive Vice President, The Advisory Board Company	2008
Marc N. Casper	40	Executive Vice President and Chief Operating Officer, Thermo Fisher Scientific	2003
Peter J. Grua	53	Partner of HLM Venture Partners	2007
Kelt Kindick	53	Senior Partner, Bain & Company	2001
Mark R. Neaman	57	President and Chief Executive Officer, Evanston Northwestern Healthcare	2004
Leon D. Shapiro	49	Senior Vice President, Warner Music Group	2004
LeAnne M. Zumwalt	49	Vice President, DaVita, Inc.	2001

(1)	The ages shown are as of March 31, 2008.

(2)	The dates shown reflect the year in which these persons were first elected as directors of the company.

Frank J. Williams joined us in September 2000 as an Executive Vice President and has been our Chief Executive Officer and a director since June 2001. Effective September 1, 2008, Mr. Williams will become Executive Chairman of the company, at which time he will no longer serve as Chief Executive Officer. In November 2004, he began serving as Chairman of our Board of Directors. From June 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., which focused on developing and delivering health care content to patients and providers via the Internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company. Mr. Williams serves on the board of directors of Market Force Information, Inc., a privately held market research firm and Sheridan Health Care, a privately held physician services company. Mr. Williams received a B.A. from University of California, Berkeley and an M.B.A. from Harvard Business School.

Robert W. Musslewhite became a director on May 8, 2008 and will become our Chief Executive Officer, effective September 1, 2008. Mr. Musslewhite joined the company in 2003 and became an Executive Vice President in January 2007, responsible for strategic planning and general management of certain of our membership programs. Prior to his current role, he served as Executive Director, Strategic Planning and New Product Development. From 1997 to 2003, Mr. Musslewhite was employed at McKinsey & Company, where as an Associate Principal he served a range of clients across consumer products and other industries, and was a leader in the firm’s marketing practice. Mr. Musslewhite has an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School.

Marc N. Casper has served on our Board of Directors since February 2003. Mr. Casper is Executive Vice President and Chief Operating Officer of Thermo Fisher Scientific and has held executive positions at the predecessor company, Thermo Electron Corporation, since December 2001. Thermo Fisher Scientific provides instrumentation, bioscience reagents and consumables to the pharmaceutical, biotechnology and industrial laboratory markets. Previously, Mr. Casper served as President, Chief Executive Officer and Director of Kendro Laboratory Products, which produces sample preparation and processing equipment. Earlier in his career, Mr. Casper held roles at Bain & Company as a strategy consultant, at Bain Capital, a leading leveraged-buyout firm, and at Dade Behring, a provider of products and systems to the global clinical diagnostics market. Mr. Casper received a B.A. from Wesleyan University, and an M.B.A. from Harvard Business School.

Peter J. Grua was appointed to serve as a member of the Board of Directors in January 2007. Mr. Grua is a Partner of HLM Venture Partners, where his venture investment activities focused on health services, medical technologies and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, where he directed research in health care services and managed care. Previously he was a research analyst at William Blair Company and a strategy consultant at Booz, Allen & Hamilton. Mr. Grua is currently a director of Health Care REIT (NYSE) and several privately-held companies. Previously, Mr. Grua was a director of FamilyMeds (NASDAQ). Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University.

Kelt Kindick has been a director since November 2001, and was named Lead Director in November 2004. He serves as a senior partner at Bain & Company, a privately held management consulting firm. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996 and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. from Franklin & Marshall College and an M.B.A. from Harvard Business School.

Mark R. Neaman has served as a member of our Board of Directors since 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of Evanston Northwestern Healthcare Corporation, a $1 billion integrated provider of healthcare services which includes three hospitals, a 500-physician multi-specialty group practice, a $100 million foundation, a research institute and is an academic affiliate of Northwestern University, where he holds a faculty position as a Senior Fellow. From 1984 to 1991 Mr. Neaman served as Evanston Northwestern’s Executive Vice President and Chief Operating Officer. Mr. Neaman serves on the board of directors of several private healthcare entities and charitable and educational organizations. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University.

Leon D. Shapiro has served as a member of our Board of Directors since 2004. Mr. Shapiro is senior vice president, Strategic Initiatives and Operations at Warner Music Group, the only stand-alone music company to be publicly traded in the United States. Most recently, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail information where he lead all their entertainment and technology related businesses. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., the leading provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously Mr. Shapiro was senior vice president and general manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions, where he built the world’s largest CIO membership program. He earned his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel.

LeAnne M. Zumwalt has been a director since November 2001. Ms. Zumwalt is presently a Vice President of DaVita, Inc., a publicly held provider of dialysis services. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately held health care services and technology firm.

From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP for ten years. Ms. Zumwalt received a B.S. from Pacific Union College.

The Board of Directors recommends a vote FOR the election of each of the director nominees named above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2008 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T and discussed with them their independence from the company and its management. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair
Kelt Kindick
Mark R. Neaman

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and an audit of management’s assessment of the effectiveness of and the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2009. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR ratification of the selection of
Ernst & Young LLP.

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for fiscal years 2008 and 2007:

APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2008 AND 2007 BY ERNST AND YOUNG LLP

	Fiscal Year Ended March 31,
	2008	2007

Audit Fees	$419,600	$368,600
Audit-Related Fees	20,000	18,800
Tax Fees	151,000	45,900
All Other Fees	—	—

Total	$590,600	$433,300

Audit Fees

Audit fees were for professional services rendered for the audit of the company’s annual financial statements for the fiscal years ended March 31, 2008 and 2007, the effectiveness of internal control over financial reporting, the reviews of the financial statements included in the company’s quarterly reports on Forms 10-Q for the quarterly periods in the fiscal years ended March 31, 2008 and 2007, accounting consultations, and services in connection with the company’s statutory and regulatory filings.

Audit-Related Fees

Audit related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for the fiscal years ended March 31, 2008 and 2007, exclusive of the fees disclosed as Audit Fees above. For the years ended March 31, 2008 and 2007 this included fees for the benefit plan audit.

Tax Fees

Tax fees were for services related to tax compliance, consulting and planning services rendered during the fiscal years ended March 31, 2008 and 2007.

All Other Fees

We did not incur fees for any other services, exclusive of the fees disclosed above in the previous three categories, rendered during the fiscal years ended March 31, 2008 and 2007.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.  Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and the attestation engagement for the independent registered public accounting firm’s report on management’s report of internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and historically have been provided to us by the independent registered public accounting firm and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.  The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.  The Audit Committee may pre-approve specified other services to be provided by our auditor that do not fall within the established audit, audit-related and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.  The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other member(s), as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.  The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.  All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the chief financial officer. The chief financial officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The chief financial officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the chief financial officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

THE COMPENSATION COMMITTEE
Leon D. Shapiro, Chair
Marc N. Casper
Peter J. Grua
Kelt Kindick

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles and core values;

•	by motivating executives to achieve short and longer-term business goals set by the company; and

•	by aligning annual and longer-term compensation payments with individual and company performance.

The following fundamental principles guide the design and implementation of our compensation programs for our chief executive officer, our chief financial officer, those individuals acting as our chief financial officer during the fiscal year ended March 31, 2008 and our three most highly compensated executive officers other than our chief executive officer, chief financial officer and those individuals acting as our chief financial officer during the fiscal year ended March 31, 2008 (each, a “named executive officer”).

Our compensation programs should enable us to attract and retain outstanding executives.  We believe it is in the best interests of our stockholders to attract and retain talented leaders. In order to attract and retain executives who are not only outstanding leaders but who also embody our mission and values, we strive to provide compensation that is fair and in the best interests of our stockholders, but also sufficient to achieve our recruitment and retention objectives. Each executive’s compensation is reviewed annually by the Compensation Committee and chief executive officer and considered for adjustment based on performance and other factors.

Compensation should relate to the overall performance of the company as well as to variables over which the named executive officer has direct influence.  When determining compensation for our named executive officers, we attempt to relate compensation to the overall financial performance of the company as well as to variables over which the named executive officer has direct influence. We believe that our senior executives have the ability to significantly influence overall company objectives and should be accountable for the overall performance of the company.

A significant portion of executive compensation should be delivered in the form of equity-based awards.  As a growth company, we are committed to building compelling long-term wealth creation opportunities for all levels of the executive ranks. We believe that a mixture of cash compensation and equity compensation is an effective mechanism for driving executive performance in support of stockholder value, as cash compensation rewards annual performance, and equity compensation is generally used to reward and drive performance over a longer period of time. Equity-based compensation creates an incentive for the named executive officer to contribute to the overall performance of the company and to take actions that result in the creation of long-term stockholder value.

The Annual Compensation Process

The Compensation Committee, composed of independent directors, is responsible for guiding and overseeing the formulation and application of the compensation and benefit programs for our named executive officers. When determining annual compensation for our named executive officers, the Compensation Committee works closely with our chief executive officer and the company’s executive director for career management to review named executive officer performance and determine named executive officer compensation for the year. At the beginning of each fiscal year, our chief executive officer reviews with the Compensation Committee or the full Board his assessment of the performance of each of the other named executive officers during the fiscal year based on his personal experience with each named executive officer, the achievement of success in areas determined to be significant to the company, and changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place during the fiscal year regarding the named executive officers at the Board and Compensation Committee level, retention objectives and future growth potential of the individual executive.

When determining the elements and amounts of compensation awarded to our named executive officers, the Compensation Committee takes into consideration a number of factors, including individual performance, overall financial and non-financial performance of the company for the fiscal year, individual skill sets and experience, readiness for promotion to a higher level, past and expected future performance, the importance and difficulty of achieving future objectives, historical compensation, levels of responsibility and performance relative to other executives within the company, importance to the company and difficulty of replacement. The company’s financial and non-financial objectives may include one or more of the following:

•	overall revenue growth, net income growth, operating margin growth, and increases in earnings per share; and

•	contract renewal rates and contract value, which the company defines as the aggregate annualized revenue attributed to all agreements in effect at a given point in time, without regard to the initial term or remaining duration of any such agreement.

The Compensation Committee considers the foregoing items subjectively; there is no formal weighting of the individual elements considered, and no particular elements are required to be considered with respect to a given individual or in any particular year.

Our chief executive officer recommends to the Board or Compensation Committee the amount and the mix of cash and equity-based compensation for each of the named executive officers. The Compensation Committee considers the recommendations made by the chief executive officer but retains the discretion to deviate from the recommendations provided. The Compensation Committee and other independent directors generally meet at least twice each year to evaluate our chief executive officer’s performance concurrent with the determination of the compensation of the other named executive officers. The compensation for our chief executive officer is approved by the Compensation Committee or the independent members of the Board (which would include approval by all the members of the Compensation Committee).

Elements of Total Compensation

Our compensation programs are composed of salary, annual incentive compensation and equity-based compensation.

Salary.  Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives being mindful of internal equity considerations, prior experience of the executive, and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers. The salaries for each of our named executive officers for the fiscal year ended March 31, 2008 and for the fiscal year ending March 31, 2009 are as follows:

Named Executive Officer	Fiscal 2008 Salary	Fiscal 2009 Salary

Frank J. Williams	$600,000	$600,000 ($400,000)(1)
Chairman and Chief Executive Officer
Michael T. Kirshbaum	210,000	225,000
Chief Financial Officer
Scott M. Fassbach	535,600	535,600
Chief Research Officer
David L. Felsenthal	400,000	425,000
Chief Operating Officer
Richard A. Schwartz	482,040	482,040
Executive Vice President

(1)	Represents Mr. Williams’ annual base salary as executive chairman of the company, effective September 1, 2008.

Annual Incentive Compensation.  While each of our named executive officers is generally eligible to receive annual incentive compensation, or cash bonuses, Messrs. Williams, Felsenthal and Kirshbaum are the only named executive officers that received annual incentive compensation in recent years because the Compensation Committee has continued the approach developed prior to the company’s initial public offering in 2001 that Messrs. Fassbach and Schwartz’s cash compensation be composed solely of salary. At the start of each fiscal year, the Compensation Committee or the full Board, in consultation with our chief executive officer and the executive director for career management, establishes a total annual incentive pool for Messrs. Williams, Felsenthal and Kirshbaum and certain other senior executives based upon the nature of the position, scope of responsibility, relevant career experience, and company and individual performance, as well as target payout levels tied to qualitative and quantitative performance metrics. The Compensation Committee determines the performance bonus amount for our chief executive officer in consultation with the executive director for career management and typically after receiving information relating to the chief executive officer’s performance from other members of the company’s senior management.

For the fiscal year ended March 31, 2008, Mr. Williams’ performance evaluation criteria included: revenue, contract value, earnings per share, and operating margin results; long-term strategic planning; new program development and growth plan execution; talent management; and stockholder relations. Mr. Williams received an incentive payment of $350,000 out of a potential bonus of up to $500,000.

Mr. Felsenthal’s fiscal 2008 performance evaluation criteria included: revenue, contract value, earnings per share, and operating margin results; new sales and renewal performance; long-term strategic planning; product quality scores; individual program performance; new program development and product innovation; operational performance; and talent management. Mr. Felsenthal received an incentive payment of $120,000 out of his total pool of $140,000. The total annual incentive pool for Mr. Felsenthal for fiscal 2009 is $200,000.

Mr. Kirshbaum’s fiscal 2008 performance evaluation criteria included revenue, contract value, earnings per share, cash flow, and operating margin results; resource allocation and investment decisions; financial reporting; and stockholder relations. Mr. Kirshbaum received an incentive payment of $55,000 out of his total pool of $75,000. The total annual incentive pool for Mr. Kirshbaum for fiscal 2009 is $75,000, with a target bonus of $45,000.

Equity-based compensation.  A significant portion of total direct compensation to our named executive officers is equity-based awards. This approach creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are held accountable for changes in stockholder value. Grants of equity-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of equity-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. While we emphasize equity-based compensation, we do not designate a target percentage of total compensation as equity-based and instead maintain flexibility to use our judgment to respond to changes in named executive officer and company performance and related objectives.

None of our named executive officers received equity-based awards in fiscal 2008. Our equity-based incentive compensation plan generally includes, however, the use of stock options and restricted stock units, or RSUs. Stock options provide the holder with a strong performance-based reward since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. Similarly, the fair value of an RSU fluctuates with the stock price, maintaining alignment with stockholders, while at the same time creating more stability for retention purposes, as an RSU provides value with both increases and decreases in the stock price. Generally, our equity-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically over four years, the value of an equity-based award may only be realized by the executive so long as the executive’s employment with the company continues, creating a strong retention incentive.

Equity-based awards granted to our named executive officers are generally made as part of a broad grant to other company employees, which occur annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. While we generally make such awards after the release reporting our earnings and results during the previous fiscal year, we do not have any program, plan or practice to time interim awards in coordination with the release of material non-public information, and it is possible that awards may be granted at times when the company is in possession of material non-public information. Equity-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant.

The Compensation Committee or the full Board reviews with our chief executive officer and the executive director for career management the annual grant recommendations for named executive officers and other company employees in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee or the full Board. The grant date is the date of approval of the awards by our Compensation Committee or the Board. The Board has delegated the authority to our chief executive officer to grant a limited number of equity-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. All interim awards have a grant date of the date of approval by the Compensation Committee, the Board or the chief executive officer pursuant to delegated authority, as applicable.

We do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long-

term compensation mix by level. In general, as seniority levels increase, more weight is placed on equity compensation and retention.

Other Benefits

The named executive officers participate in the same company-wide benefit plans designed for all of our full time employees. Additionally, we provide a limited number of company-sponsored insurance, retirement and other benefit plans to executives. We believe that it is more cost-effective to pay our executives a highly competitive salary, bonus and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.  The core insurance package includes health, dental, disability and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.  We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. In fiscal 2008, we provided a discretionary matching contribution to our employees equal to 50% of an employee’s contribution up to a maximum of 4% of salary.

Executive Perquisites and Other Compensation.  Perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to our named executive officers are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2008.

We believe that providing these limited perquisites is appropriate. The Compensation Committee reviews the perquisites provided to its named executive officers on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Compensation Committee’s overall goal of designing a compensation program for named executive officers that maximizes the interests of our stockholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the chief executive officer and the three other executive officers (other than the chief financial officer) who are highest paid and employed at year-end to $1 million per year. If certain conditions are met, performance-based compensation may be excluded from this limitation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add a layer of complexity to the plans or administration. Our stockholder-approved incentive plans meet the conditions necessary for deductibility. However, if following the requirements of Section 162(m) would not be in the interests of stockholders, the Compensation Committee may exercise discretion to pay nondeductible compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation earned for services rendered for fiscal 2008, 2007 and 2006 by our named executive officers.

					Cash
			Stock	Option	(Non-Equity)	All Other
			Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	Compensation	(3)	Total

Frank J. Williams	2008	$600,000	$—	$1,745,712	$350,000	$6,754	$2,702,466
Chairman and	2007	550,000	—	1,973,465	350,000	6,654	2,880,119
Chief Executive Officer	2006	550,000	—	—	300,000	5,611	855,611
Michael T. Kirshbaum	2008	210,000	52,267	202,748	55,000	4,746	516,011
Chief Financial Officer	2007	175,000	25,639	141,310	45,000	4,348	391,297
	2006	150,000	—	—	30,000	3,333	183,333
Scott M. Fassbach	2008	535,600	61,840	285,206	—	6,750	889,396
Chief Research Officer	2007	535,600	33,791	287,116	—	7,069	863,576
	2006	535,600	—	—	—	6,104	541,704
David L. Felsenthal	2008	400,000	318,556	436,981	120,000	6,283	1,281,820
Chief Operating Officer	2007	365,000	75,646	371,852	140,000	6,435	958,933
	2006	330,000	—	—	130,000	5,398	465,398
Richard A. Schwartz	2008	482,040	74,203	318,885	—	6,987	882,115
Executive Vice President	2007	482,040	43,735	302,142	—	6,887	834,804
	2006	482,040	—	—	—	6,058	488,098

(1)	Amounts reflect the compensation cost for RSUs recognized in fiscal 2008, 2007 and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to fiscal 2008, 2007 and 2006. The company adopted FAS 123(R) on April 1, 2006, prior to adoption, compensation cost was recorded under Accounting Principles Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which resulted in no compensation cost. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended March 31, 2008.

(2)	Amounts reflect the compensation cost for stock options recognized in fiscal 2008, 2007 and 2006 for financial statement purposes in accordance with FAS 123(R) for awards granted in and prior to fiscal 2008, 2007 and 2006. The company adopted FAS 123(R) on April 1, 2006. Prior to adopting FAS 123(R), compensation cost was recorded under APB 25, which resulted in no compensation cost during fiscal 2006. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the year ended March 31, 2008.

(3)	Includes for each named executive officer matching contributions made under our 401(k) plan and company-paid premiums under a long-term disability plan.

Employment Agreements and Arrangements

We entered into an employment agreement with Mr. Williams, our chairman and chief executive officer, and an agreement with Mr. Felsenthal, our chief operating officer, in connection with the company’s initial public offering in October 2001. In connection with Mr. Williams’ promotion to executive chairman, Mr. Felsenthal’s promotion to president, and Robert W. Musslewhite’s promotion to chief executive officer, each effective September 1, 2008, the company agreed on the terms of their respective new positions, which are described below, and anticipates entering into an amended employment agreement with Mr. Williams and an employment agreement with each of Messrs. Felsenthal and Musslewhite that sets forth those terms and such other terms as may be agreed upon by the company and such officer.

Frank J. Williams

Mr. Williams serves as our chairman and chief executive officer pursuant to the terms of an employment agreement dated as of October 25, 2001. The term of the agreement commenced upon our initial public offering and continues until the agreement is terminated in accordance with its terms. Under the agreement, Mr. Williams is entitled to an annual base salary, subject to periodic review and adjustment by the Board. He will also be eligible to receive discretionary bonuses in such amounts as are determined by Board. If Mr. Williams’ employment is terminated by the company without cause (as defined in the agreement) or by Mr. Williams for good reason (as defined in the agreement) before his new employment agreement becomes effective on September 1, 2008, then we will be required to pay Mr. Williams his base salary for a period of one year after termination, which is presently $600,000, and all equity awards made to Mr. Williams will automatically vest and become exercisable. If the termination is in connection with a change of control (as defined in the agreement), 50% of all unexercisable equity awards made to Mr. Williams will automatically vest on each of the date of the change of control and the second anniversary of the change of control.

Effective September 1, 2008, Mr. Williams will serve as our executive chairman. It is anticipated that Mr. Williams’ amended employment agreement for his employment as executive chairman will provide for an initial two-year term, subject to renewal upon mutual agreement of the company and Mr. Williams. Mr. Williams will receive an annual salary of $400,000 during the first-year of the two-year term and be eligible to participate in the company’s annual incentive compensation plan with a target bonus of $350,000 for the first year of the initial term. It is presently anticipated that the terms for the second year of Mr. Williams’ employment as executive chairman will be determined by the Compensation Committee and Mr. Williams on or about September 1, 2009 based on the anticipated level of time commitment and performance objectives for such second year.

If Mr. Williams’ employment as executive chairman is terminated during the first year of the term of the amended employment agreement by the company without cause (to be defined in the amended employment agreement) or by Mr. Williams for good reason (to be defined in the amended employment agreement), then we will be required to pay Mr. Williams $600,000, representing 1.5 times his base salary, and all equity awards will automatically vest and become exercisable, and, for a period of 18 months after the date of his separation from service, we will continue to provide medical, dental and vision care and life insurance benefits to him and/or his family at least equal to those which otherwise would have been provided. If Mr. Williams’ employment is terminated in connection with a change of control (to be defined in the amended employment agreement) by us without cause or by Mr. Williams for good reason, all equity awards made to Mr. Williams will automatically vest and become exercisable.

During his employment with us and for two years following the termination of his employment, Mr. Williams will be subject to certain non-solicitation and non-competition restrictions.

David L. Felsenthal

We do not have an employment agreement with Mr. Felsenthal in connection with his employment as our chief operating officer, although the company agreed with Mr. Felsenthal in October 2001 to provide Mr. Felsenthal with certain payments and benefits if his employment terminates for a qualifying event or circumstance. The agreement (which will be superseded by the agreement governing Mr. Felsenthal’s service as our president) provides that equity awards granted to Mr. Felsenthal will vest immediately and become fully exercisable (a) upon his termination without cause, (b) upon a reduction in his base salary, or (c) in the case of a change of control, if the company fails to continue to employ him in an executive position with an overall level of authority and responsibilities reasonably equivalent to his position prior to the change of control. In addition, following a change of control, if each of Jeffrey Zients, Michael D’Amato, and Mr. Williams cease to be an active officer or director of the company, all equity awards granted to Mr. Felsenthal will vest and become fully exercisable at such date that is six months after the last date that any of Messrs. Zients, D’Amato, or Williams have active involvement in the company, provided that Mr. Felsenthal continues to be an active employee during such six month period. For this purpose, a change of control includes the acquisition by any person of more than 50% of our stock or substantially all of our assets or a merger of the company. As of March 31, 2008, Messrs. Zients and D’Amato are not acting as officers or directors of the company.

Effective September 1, 2008, Mr. Felsenthal will serve as our president pursuant to the terms of an employment agreement to be entered into by the company and Mr. Felsenthal. It is anticipated that Mr. Felsenthal’s employment agreement will have a four-year term that will renew automatically on an annual basis unless the company or Mr. Felsenthal provides at least one year’s notice of nonrenewal. Following a change of control (to be defined in the employment agreement), the term of the agreement will continue for the longer of the remainder of the initial four-year term or the first anniversary of the change of control, and will thereafter renew automatically on an annual basis unless the company or Mr. Felsenthal provides notice of nonrenewal no later than one year prior to the last day of the then-current term.

As president, Mr. Felsenthal will receive an initial annual salary of $425,000 and will be eligible to participate in the company’s annual incentive compensation plan with an initial target bonus of $200,000. Mr. Felsenthal will also be entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. If Mr. Felsenthal’s employment is terminated by us without cause (to be defined in the employment agreement) or by Mr. Felsenthal for good reason (to be defined in the employment agreement), then we will be required to pay him two times his then-current base salary, all equity awards granted to Mr. Felsenthal will automatically vest and become exercisable, and, for a period of 18 months after the date of his separation from service, we will continue to provide medical, dental and vision care and life insurance benefits to him and/or his family at least equal to those which otherwise would have been provided. If Mr. Felsenthal’s employment is terminated in connection with a change of control (to be defined in the employment agreement) by us without cause or by Mr. Felsenthal for good reason, all equity awards made to Mr. Felsenthal will automatically vest and become exercisable. Notice of nonrenewal by the company will constitute termination without cause, effective as of the last day of the then-current term of the employment agreement.

In October 2001, the company entered into an agreement with Mr. Felsenthal concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product. The terms of that agreement are substantially similar to the terms of the agreements between the company and Messrs. Fassbach, Kirshbaum and Schwartz described below.

Robert W. Musslewhite

We do not have an employment agreement with Mr. Musslewhite in connection with his employment as executive vice president. Effective September 1, 2008, Mr. Musslewhite will serve as our chief executive officer. It is anticipated that Mr. Musslewhite’s employment agreement will have a four-year term that will renew automatically on an annual basis unless the company or Mr. Musslewhite provides at least one year’s notice of nonrenewal. Following a change of control (to be defined in the employment agreement), the term of the agreement will continue for the longer of the remainder of the initial four-year term or the first anniversary of the change of control, and will thereafter renew automatically on an annual basis unless the company or Mr. Musslewhite provides notice of nonrenewal no later than one year prior to the last day of the then-current term.

As chief executive officer, Mr. Musslewhite will receive an initial annual salary of $500,000 and will be eligible to participate in the company’s annual incentive compensation plan with an initial target bonus of $225,000. Mr. Musslewhite will also be entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. Under the employment agreement, if Mr. Musslewhite’s employment is terminated by us without cause (to be defined in the employment agreement) or by Mr. Musslewhite for good reason (to be defined in the employment agreement), then we will be required to pay him two times his then-current base salary, all equity awards made to Mr. Musslewhite will automatically vest and become exercisable, and, for a period of 18 months after the date of his separation from service, we will continue to provide medical, dental and vision care and life insurance benefits to him and/or his family at least equal to those which otherwise would have been provided. If Mr. Musslewhite’s employment is terminated in connection with a change of control (to be defined in the employment agreement)

by us without cause or by Mr. Musslewhite for good reason, all equity awards made to Mr. Musslewhite will automatically vest and become exercisable.

During his employment with us and for two years following the termination of his employment, Mr. Musslewhite will be subject to certain non-solicitation and non-competition restrictions.

Messrs. Fassbach, Kirshbaum and Schwartz

Messrs. Fassbach, Kirshbaum, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that they will not disclose any of our confidential or proprietary information. If their employment is terminated by us without cause, we may require them not to compete for up to two one-year periods, provided that we pay such officer 125% of his then annual base salary for each such one-year period.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of stock options and RSUs to the named executive officers in fiscal 2008 under our stock incentive plans.

			All Option		Grant
	Estimated Potential	All Stock	Awards:		Date
	Payouts Under	Awards:	Number of	Exercise	Fair Value
	Non-Equity	Number of	Securities	or Base	of Stock
	Incentive Plan	Stock	Underlying	Price	Option
	Awards	or Units	Options	of Option	Awards
Name	(1)	(2)	(3)	Awards	(4)

Frank J. Williams	$500,000	—	—	—	—
Michael T. Kirshbaum	75,000	—	—	—	—
David L. Felsenthal	140,000	—	—	—	—

(1)	Amounts set forth in these columns represent the total annual cash incentive compensation amounts that potentially could have been earned for fiscal 2008 based upon the achievement of performance goals as previously described in the Compensation Discussion & Analysis under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2008 by our named executive officers have been determined and were paid in May and June 2008, and are included in the “Cash (Non-Equity) Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	There were no stock awards made in fiscal 2008 to our named executive officers.

(3)	There were no stock option awards made in fiscal 2008 to our named executive officers.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value computed in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements for the fiscal year ended March 31, 2008.

Outstanding Equity Awards at March 31, 2008

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and the value of unvested RSUs held by the named executive officers at March 31, 2008.

						Stock Awards
		Option Awards				Number of	Market Value
		Number of Securities				Shares or	of Shares or
		Underlying Unexercised		Option	Option	Units of Stock	Units of Stock
		Options:		Exercise	Expiration	That Have Not	That Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)(1)

Frank J. Williams		49,190	—	32.40	2/18/2013
		85,000	—	34.81	3/8/2014
	(2)	45,000	45,000	39.45	3/14/2012
	(3)	137,500	137,500	53.72	3/9/2013
Michael T. Kirshbaum		3,000	—	19.00	11/12/2011
		6,000	—	29.28	2/3/2013
		9,000	—	34.81	3/8/2014
	(2)	5,500	5,500	39.45	3/14/2012
	(5)	3,675	3,675	51.56	3/6/2012
	(6)	—	7,350	51.56	3/6/2014
	(3)	6,250	6,250	53.72	3/9/2013
	(13)					1,800	98,892
	(14)					2,100	115,374
Scott M. Fassbach	(2)	—	11,500	39.45	3/14/2012
	(4)	4,025	12,075	51.56	3/6/2012
	(3)	8,050	8,050	53.72	3/9/2013
	(7)					1,150	63,181
	(8)					1,725	94,772
David L. Felsenthal		17,000	—	19.00	11/12/2011
		16,000	—	32.40	2/18/2013
		27,000	—	34.81	3/8/2014
	(2)	13,500	13,500	39.45	3/14/2012
	(9)	—	30,000	51.56	3/6/2014
	(3)	15,750	15,750	53.72	3/9/2013
	(7)					2,250	123,615
	(10)					15,000	824,100
Richard A. Schwartz		12,000	—	32.40	2/18/2013
		25,000	—	34.81	3/8/2014
	(2)	11,500	11,500	39.45	3/14/2012
	(12)	4,375	8,750	51.56	3/6/2012
	(11)	—	4,375	51.56	3/6/2014
	(3)	10,500	10,500	53.72	3/9/2013
	(7)					1,500	82,410
	(8)					1,875	103,013

(1)	Based on the closing market price of $54.94 on March 31, 2008.

(2)	Unexercisable stock options vest on February 15, 2009.

(3)	Unexercisable stock options vest in equal increments on March 9, 2009 and 2010.

(4)	Unexercisable stock options vest in equal increments on March 6, 2009, 2010 and 2011.

(5)	Unexercisable stock options vest on March 6, 2009.

(6)	Unexercisable stock options vest in equal increments on March 6, 2010 and 2011.

(7)	Unvested RSUs vest in equal increments on March 31, 2009 and 2010.

(8)	Unvested RSUs vest in equal increments on March 6, 2009, 2010 and 2011.

(9)	Unexercisable stock options vest on March 6, 2010.

(10)	Unvested RSUs vest on March 6, 2010.

(11)	Unexercisable stock options vest on March 6, 2011.

(12)	Unexercisable stock options vest in equal increments on March 6, 2009 and 2010.

(13)	Unvested RSUs vest on April 1, 2011.

(14)	Unvested RSUs vest in equal increments on March 6, 2010, 2011, 2012 and 2013.

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth information regarding the number and value of stock options exercised and stock vested from RSUs for each named executive officer in fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

Frank J. Williams	122,500	$5,549,456	—	$—
Michael T. Kirshbaum	3,780	171,839	—	—
Scott M. Fassbach	44,519	791,275	1,725	90,471
David L. Felsenthal	34,617	1,711,873	2,250	115,223
Richard A. Schwartz	—	—	2,125	116,735

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2001 Stock-Based Incentive Compensation Plan and the 2005 and 2006 Stock Incentive Plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year of the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005 and 2006 Stock Incentive Plans provide that, if after a change of control, the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events: (a) the acquisition of 50% of the securities of the company by an individual, entity or group; (b) consummation of a merger, consolidation or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company(ies) resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company or certain other permitted holders (as defined in the award agreements); (c) approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company or wholly owned by another permitted holder.

Individual Agreements

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2008, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding equity awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then current position and salary, the amount of equity awards held by the executive and the company’s stock price.

	Before Change of	After Change of Control
	Control		Termination
	Termination Without	No	Without Cause or
Name/Benefit	Cause or for Good Reason	Termination	for Good Reason

Frank J. Williams
Salary (1)	$600,000	$—	$600,000
Vesting of Stock Options (2)(3)	864,800	—	864,800
Michael T. Kirshbaum
Salary	$—	$—	$—
Vesting of RSUs (4)	—	—	214,266
Vesting of Stock Options (2)	—	—	130,085
Scott M. Fassbach
Salary	$—	$—	$—
Vesting of RSUs (4)	—	—	157,953
Vesting of Stock Options (2)	—	—	228,770
David L. Felsenthal
Salary (5)	$—	$—	$—
Vesting of RSUs (4)(6)	947,715	947,715	947,715
Vesting of Stock Options (2)(6)	329,730	329,730	329,730
Richard A. Schwartz
Salary	$—	$—	$—
Vesting of RSUs (4)	—	—	185,423
Vesting of Stock Options (2)	—	—	235,308

(1)	Had Mr. Williams been serving as executive chairman on March 31, 2008 on the agreed upon terms for service as executive chairman, the amounts set forth in the column titled “Before Change of Control: Termination Without Cause or for Good Reason” and “After Change of Control: Termination Without Cause or for Good Reason” also would have been $600,000.

(2)	The amounts in the columns titled “Before Change of Control: Termination Without Cause or for Good Reason” and “After Change of Control: Termination Without Cause or for Good Reason” assume that the market price per share of the company’s common stock on the date of termination of employment is $54.94, the closing price of the company’s common stock on March 31, 2008, and the value is based upon the difference between $54.94 and the exercise price of the unvested stock options held by the named executive officer as of March 31, 2008. The amounts in the column titled “After Change of Control: Termination Without Cause or for Good Reason” assume that the market price per share of the company’s stock on both the date of change of control and the second anniversary of the change of control is $54.94, the closing price of the company’s common stock on March 31, 2008, and the value is based upon the difference between $54.94 and the exercise price of the unvested stock options held by the named executive officer as of March 31, 2008.

(3)	Had Mr. Williams been serving as executive chairman on March 31, 2008 on the agreed upon terms for service as executive chairman, the amounts set forth in the columns titled “Before Change of Control:

Termination Without Cause or for Good Reason” and “After Change of Control: Termination Without Cause or for Good Reason” also would have been $864,800.

(4)	The amounts in the columns titled “Before Change of Control: Termination Without Cause or for Good Reason” and “After Change of Control: Termination Without Cause or for Good Reason” assume that the market price per share of the company’s common stock on the date of termination of employment is $54.94, the closing price of the company’s common stock on March 31, 2008.

(5)	Had Mr. Felsenthal been serving as president on March 31, 2008 on the agreed upon terms for service as president, Mr. Felsenthal would have been entitled to a severance payment of $850,000 if his employment was terminated by the company for cause or by Mr. Felsenthal for good reason.

(6)	As described in Executive Compensation, under the heading “Employment Agreements and Arrangements — David L. Felsenthal” on page 18 of this proxy statement, all equity awards granted to Mr. Felsenthal will vest and become fully exercisable following a change of control if each of Messrs. Zients, D’Amato and Williams cease to be an active officer or director of the company and if Mr. Felsenthal continues to be an active employee of the company during the six-month period following the change of control.

SECURITY OWNERSHIP

The following table presents, as of July 18, 2008 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of the company as a group.

As of July 18, 2008, there were 17,356,998 shares outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

	Amount and Nature of
	Beneficial Ownership		Total Equity Stake
Name of Beneficial Owner	Number	Percent	Number	Percent

Frank J. Williams	316,690	1.8%	526,000	2.9%
Robert W. Musslewhite	36,506	*	180,532	1.0
Marc N. Casper	80,416	*	90,416	*
Peter J. Grua	25,000	*	35,000	*
Kelt Kindick	120,000	*	145,000	*
Mark R. Neaman	60,416	*	70,416	*
Leon D. Shapiro	50,416	*	60,416	*
LeAnne M. Zumwalt	75,416	*	85,416	*
Scott M. Fassbach	13,188	*	64,538	*
David L. Felsenthal	98,054	*	239,282	1.4
Michael T. Kirshbaum	35,213	*	79,888	*
Richard A. Schwartz	64,369	*	121,719	*
Morgan Stanley	1,806,532	9.4	1,806,532	9.4
T. Rowe Price Associates, Inc.	1,554,050	8.2	1,554,050	8.2
TimesSquare Capital Management, LLC	1,256,712	6.8	1,256,712	6.8
Vanguard Explorer Fund	953,890	5.2	953,890	5.2
All directors and executive officers as a group (15 people)	1,055,186	5.7	1,838,325	9.6

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 18, 3008 is calculated by dividing the number of shares beneficially owned by such person (except as otherwise indicated below), which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 18, 2008 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown. The Total Equity Stake column indicates the number of shares owned assuming the exercise of all options and vesting of RSUs, whether vested or unvested, without regard to whether or not the options are exercisable or the RSUs vest within 60 days of July 18, 2008. The address of all current directors and named executive officers is The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

The shares of common stock shown as beneficially owned by the following directors and executive officers includes shares of common stock that the beneficial owner has the right to purchase as of or within 60 days of July 18, 2008 pursuant to either the exercise of stock options or upon the vesting of RSUs: Mr. Williams, 316,690 shares; Mr. Musslewhite, 34,675 shares; Mr. Casper, 80,416 shares; Mr. Grua, 25,000 shares; Mr. Kindick, 120,000 shares; Mr. Neaman, 60,416 shares; Mr. Shapiro, 50,416 shares; Ms. Zumwalt, 75,416 shares; Mr. Fassbach, 12,075 shares; Mr. Felsenthal, 89,250 shares; Mr. Kirshbaum, 33,425 shares; and Mr. Schwartz, 63,375 shares.

The information concerning Morgan Stanley is based on a Schedule 13G/A filed with the SEC on February 14, 2008, in which the reporting person reports that, as of December 31, 2007, it had sole voting power with respect to 1,668,788 of the shares shown and sole dispositive power with respect to 1,806,532 shares of the shares shown. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

The information concerning T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 13, 2008, in which the reporting person reports that, as of December 31, 2007, it had sole voting power with respect to 417,510 of the shares shown and sole dispositive power with respect to 1,554,050 shares of the shares shown, and no shared voting power and shared dispositive power with respect to any of the shares shown. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

The information concerning Times Square Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 4, 2008, in which the reporting person reports that, as of December 31, 2007, it had sole voting power with respect to 1,132,162 of the shares shown and sole dispositive power with respect to 1,256,712 shares of the shares shown. The address of Times Square Capital Management, LLC is 1177 Avenue of the Americas, 39th Fl, New York, NY 10036.

The information concerning Vanguard Explorer Fund is based on a Schedule 13G/A filed with the SEC on February 12, 2008, in which the reporting person reports that, as of December 31, 2007, it had sole voting power with respect to 953,890 of the shares shown and sole dispositive power with respect to 953,890 shares of the shares shown. The address of Vanguard Explorer Fund is 100 Vanguard Blvd., Malvern, PA 19355.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 1,038,135 shares of common stock that they have the right to purchase or that will vest as of or within 60 days after July 18, 2008 pursuant to the exercise of stock options or upon the vesting of RSUs.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the company’s proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 promulgated by the SEC, must be received by us at our principal executive offices no later than March 29, 2009. Under our bylaws, any stockholder who wishes to bring a proposal before our 2009 annual meeting of stockholders, must provide written notice to our corporate secretary at our principal executive offices not later than June 10, 2009 nor earlier than May 11, 2009, and must satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority over proxies we solicit in determining how to vote on the proposal. If a stockholder makes a timely notification, the proxies my still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and 10% stockholders to file forms with the SEC to report their beneficial ownership of our stock and any changes in beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2008 except for the following late filings caused by administrative delays: the Form 4 relating to Mr. Williams’ August 10, 2007 sale of shares issued upon the exercise of stock options on the same date was filed on August 14, 2007; the Form 4 relating to Mr. Kindick’s November 6, 2007 sale of shares issued upon the exercise of stock options on the same date was filed on November 13, 2007; the Form 4 relating to Mr. Felsenthal’s November 15, 2007 sale of shares issued upon the exercise of stock options on the same date was filed on November 21, 2007; the Form 4 relating to Mr. Musslewhite’s March 5, 2008 sale of shares of common stock issued upon the vesting of RSUs was filed on March 12, 2008; and the Form 4 relating to Mr. Musslewhite’s June 6, September 19 and November 27, 2007 sales of shares acquired pursuant to the company’s employee stock purchase plan was filed on December 11, 2007.

OTHER MATTERS

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.
July 25, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
THE ADVISORY BOARD COMPANY
SEPTEMBER 8, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■    20830000000000000000  4                                       090808

The Board of Directors recommends a vote FOR all of the proposals to be voted upon at the Annual Meeting:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Directors:							FOR	AGAINST	ABSTAIN
					2.	RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	o	Marc N. Casper
		o	Peter J. Grua
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o	Kelt Kindick
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

		o	Robert W. Musslewhite
☐	FOR ALL EXCEPT (See instructions below)	o	Mark R. Neaman
		o	Leon D. Shapiro
		o	Frank J. Williams
		o	LeAnne M. Zumwalt

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
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Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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☐
THE ADVISORY BOARD COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated July 25, 2008, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on September 8, 2008 at the offices of The Advisory Board Company located at 2445 M Street, NW, Washington, DC 20037, and at any postponement or adjournments thereof and, in their discretion, any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all director nominees and “FOR” proposal No. 2. Attendance of the undersigned at the meeting or at any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

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